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                                                                   EXHIBIT 10.15

                               PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is entered into as of December21, 2000 by and among Cemex, S.A. de C.V., a Mexican corporation ("CEMEX"), F.L. SMIDTH -& Co. A/Sa Danish corporation ("FLS"), Fabricacion de Maquinaria Pesada, S.A. de C.V. ("FAMAPE"), Braden Manufacturing, L.L.C., a Delaware limited liability company ("Braden") and Braden Manufacturing, S.A. de C.V., a Mexican corporation and subsidiary of Braden ("Buyer"). (Buyer, Braden, FAMAPE, FLS, and CEMEX are sometimes herein referred to individually as a "Party" and collectively as the "Parties").

                                    RECITALS

WHEREAS, CEMEX and FLS own the entirety of the capital stock of FAMAPE;

WHEREAS, CEMEX and FLS, as shareholders of FAMAPE, are engaged in the business of manufacture and sale of heavy equipment and parts in Mexico (the "Business").

WHEREAS, FAMAPE is in the process of terminating the manufacturing and sale of several units to CEMEX and other third parties under certain purchase orders, for the purpose of slowing-down and closing FAMAPE's operations and terminating its relationship with its workers and employees as of the 22nd. of December and subcontractors as of the Closing (the "Termination Process").

WHEREAS, in connection with the Termination Process, FAMAPE will transfer all of its assets related to the Business as described in Exhibit A attached hereto (the "FAMAPE's Assets") to Buyer on or prior to the Closing Date;

WHEREAS, pursuant to the terms and conditions and subject to the limitations and exclusion as contained in this Agreement, FAMAPE desires to sell and Buyer desires to purchase, FAMAPE's Assets;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Parties agree as follows intending to be legally bound:

1.  DEFINITIONS.

         For purposes of this Agreement, the terms listed on Exhibit B attached hereto, forming a part hereof and used herein, have the meanings specified or referred to in Exhibit B.

2.  PURCHASE AND SALE.

         2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions contained herein, FAMAPE agrees to sell, transfer, assign and deliver to Buyer all its right, title and interest in and to FAMAPE's Assets, free and clear of any Encumbrances or Security Interests, and Buyer hereby agrees to buy and acquire FAMAPE's Assets from FAMAPE.

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         2.2   FAMAPE'S ASSETS. "FAMAPE's Assets" are any and all of the assets of FAMAPE described in Exhibit A and all Tangible and Intangible Property related to FAMAPE's Assets with respect to which FAMAPE has any rights , which ownership, possession and title shall, on or before the Closing Date, be transferred to Buyer in accordance with the terms and conditions contained herein, including the Garcia Property.

         2.3 CLOSING. The purchase and sale of the FAMAPE's Assets (the "Closing") provided for in this Agreement will take place, subject to the satisfaction of the terms and conditions of this Agreement, at Ave. Constitucion No. 444, Monterrey, N.L. (the "Closing Date"), commencing at 10:00 a.m. local time on or before
               (i) January the 12th.., 2001, or (ii) such later time and place as the Parties may agree to in writing.

         2.4   PURCHASE PRICE.

               In consideration for the sale, purchase and transfer of the ownership, possession and title of the Garcia Property, Buyer shall pay to FAMAPE (i) the amount of US$ 3'321,500.00 (THREE MILLION THREE HUNDRED TWENTY ONE THOUSAND AND FIVE HUNDRED U.S. dollars) (the "Property Purchase Price"), plus the corresponding Value Added Tax ("impuesto al valor agregado") applicable on the building. The proper allocation of the Property Purchase Price between the land and the building and thereon any other improvements of the Garcia Property, will be set prior to Closing as Buyer deems appropriate, and (ii) for the rest of FAMAPE's Assets (the Garcia Property not included), the amount of US$_ 3'178,500.00 (THREE MILLION ONE HUNDRED AND SEVENTY EIGHT THOUSAND AND FIVE HUNDREDU.S. dollars), plus Value Added Tax (the "Assets Purchase Price").

               The total sum of the Property Purchase Price and the FAMAPE's Assets Purchase Price shall be U.S$6'500,000.00 (SIX MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS) and constitute the entire consideration for the purchase of FAMAPE's Assets (the "Purchase Price").

         2.5 TRANSACTIONS AT THE CLOSING. The following actions and transactions shall take place prior to or at the Closing, as applicable:

               (a) FAMAPE shall enter into (as applicable) and deliver to Buyer or perform the following actions and/or non actions: (i) not accept additional purchase orders from any third parties from October 20, 2000 (hereinafter "Purchase Orders"), (ii) Accept purchase orders from Braden and/or Buyer under terms and conditions mutually acceptable to FAMAPE and Braden and/or Buyer (iii) produce evidence satisfactory to Buyer of the inscription of a pre-preventive notice ("aviso pre-preventivo") of the purchase of the Garcia Property by Buyer and its corresponding certification of freedom from Encumbrances and


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                   Security Interests, (iv) terminate its labor relationship
                   with all its employees and workers on or before December 22, 2000, (v) maintain and keep in full force at Closing Date any and all insurance contracted during the year prior the execution of this Agreement and applicable to FAMAPE's Assets, including but not limited to, the vehicles and the Garcia Property, (vi) deliver to Buyer all invoices and payments of any applicable tax concerning FAMAPE's Assets, including, but not limited to, the endorsement and delivery of the invoices of the vehicles included in FAMAPE's Assets and all the payments of the property tax ("tenencia" and "refrendo"), as applicable, (vii) produce evidence satisfactory to Buyer of the release and termination of all Security Interests and Encumbrances on FAMAPE's Assets,
                   (viii) provide any document or contract as may be required or appropriate by the law of the State of Nuevo Leon granting to Buyer good title to the Garcia Property (ix) provide the Assignment Agreement and Request Letter addressed to the National Commission of Water for the assignment of the concession title authorizing the extraction of underground water in the well(s) located in the Garcia Property), (x) perform any and all other actions and documents needed to evidence and perfect the sale, assignment and conveyance to Buyer of good title to, and possession and use of, all of FAMAPE's Assets in accordance with this Agreement (including but not limited to the execution of the Public Deed to transfer the Garcia Property before a Notary Public chosen by the Buyer) and (xi) perform or provide any and all other actions, agreements, instruments, opinions, certificates, and other documents referred to or contemplated in this Agreement, including but not limited to the execution of the Escrow Agreement by the Companies.

               (b) CEMEX shall enter into (as applicable) and deliver to Buyer or perform the following actions: (i) take and induce FAMAPE to take any action needed for the execution and performance of this Agreement, and (ii) any and all other actions, agreements, instruments, opinions, certificates, and other documents referred to or contemplated in this Agreement.

               (c) FLS shall enter into (as applicable) and deliver to Buyer or perform the following actions: (i) take and induce FAMAPE to take any action needed for the execution and performance of this Agreement and (ii) any and all other actions, agreements, instruments, opinions, certificates, and other documents referred to or contemplated in this Agreement.

               (d) On Closing, Buyer or Braden shall deposit in escrow the amount of US$ 650,000.00 (Six Hundred and Fifty Thousand U.S. dollars) (the "Escrowed Amount") with the Escrow Agent mutually appointed by the Parties (the "Escrow Agent"), subject to the terms and conditions contained in the escrow agreement annexed hereto as Exhibit D. The Escrowed Amount shall be deducted from the Purchase Price. The Escrowed Amount shall serve to guarantee the Companies' representations and warranties provided in this Agreement and shall be effective for the term provided in the Escrow

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                   Agreement.. At the expiration of such term the Escrowed
                   Amount minus any applicable deductions made under the Escrow Agreement shall be delivered to FAMAPE as full payment of the Purchase Price.

               (e) Buyer shall enter into (as applicable) and deliver to FAMAPE or perform the following actions: (i) Once all the conditions for Closing are met under this Agreement, transfer funds to the account designated by FAMAPE in an amount equivalent to the Purchase Price, plus the value added tax applicable, minus the Escrowed Amount,, (ii) must pay the taxes applicable and fees derived as a result of this Agreement (except the income tax which shall be born by FAMAPE, (iii) execute the Escrow Agreement and (iv) any and all other actions, agreements, instruments, opinions, certificates, and other documents referred to or contemplated in this Agreement.

               (f) Braden shall enter into (as applicable) and deliver to FAMAPE or perform the following actions: (i) take and induce Buyer to take any action needed for the execution and performance of this Agreement and (ii) any and all other actions, agreements, instruments, opinion, certificates, and other documents referred to or contemplated in this Agreement.


3.  REPRESENTATIONS AND WARRANTIES OF FAMAPE AND THE COMPANIES, AS THE CASE MAY
    BE.

    The Companies, represent and warrant as the case may be to Buyer and Braden as follows:

         3.1 ORGANIZATION AND GOOD STANDING. The Companies represent and warrant that each of the Companies is a corporation duly organized, validly existing and in good standing under the Mexican laws, with full power and authority to conduct their Business as it is now being conducted and to perform its obligations. FAMAPE represents and warrants to own and use FAMAPE's Assets. FAMAPE has delivered to Buyer true and complete copies of FAMAPE's articles of incorporation and bylaws, as currently in effect.

         3.2   AUTHORITY NO CONFLICT.

                  (a) The Companies represent and warrant that this Agreement has been duly executed and delivered by the Companies and constitutes the legal, valid, and binding obligations of the Companies, enforceable against each in accordance with its terms. Upon the execution of this Agreement and delivery by the Companies of any Closing Documents to be executed by them at Closing pursuant to this Agreement, such Closing Documents shall constitute the legal, valid and binding obligations of the Companies, enforceable against each in accordance with their respective terms. The Companies have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which

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                       each is a Party and to perform their respective
                       obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, to the extent required under any law pursuant to each of the Companies' Organizational Documents, has been specifically authorized by the shareholders and/or directors of the Companies.

                  (b) The Companies represent and warrant that, except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by the Companies of this Agreement nor the consummation or performance by the Companies of any of the Contemplated Transactions will:

                          (i)  Conflict with, violate or result in a breach of
                               (A) any provision of the Organizational Documents of the Companies; (B) any Legal Requirement or any Order to which the Companies or any of their respective assets may be subject; or

                          (ii) (A) Contravene, conflict with, or result in a
                               violation or breach of any provision of, or give any Person the right to declare a default or exercise and remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which any of the Companies is a party or any interest or rights of the Companies; or (B) result in the imposition or creation of any Security Interest upon or with respect to any of FAMAPE's Assets.

                  (c) The Companies represent and warrant that. except as set forth in Part 3.2(c) of the Disclosure Schedule, none of the Companies is, nor will be required to give, any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or consummation or performance of any of the Contemplated Transactions.

         3.3 FINANCIAL STATEMENTS. FAMAPE represent and warrant that attached hereto as Part 3.3 of the Disclosure Schedule are the following financial statements of FAMAPE (collectively, the "Financial Statements") audited balance sheet and statement of income as of and for the fiscal year ended December 31, 1999. The Financial Statement (including the notes thereto) have been prepared in accordance with Mexican GAAP applied on a consistent basis through the periods covered thereby and present fairly the financial condition of FAMAPE as of such dates and the results of operations of FAMAPE for such periods; provided, however, that the Most Recent Financial Statement are subject to normal year-end adjustments and lack footnotes and other presentation items.

         3.4 FAMAPE'S ASSETS. Famape represents and warrants that, except as set forth in Part 3.4 of the Disclosure Schedule, FAMAPE's Assets
               (i) are located entirely on the Garcia Property and (ii) comply in all material respect with the terms of

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               the applicable Permits pertaining to them, except for the use of water which is authorized only for services and not for industrial uses.

         3.5 PERMITS. FAMAPE represent and warrant that: Part 3.5 of the Disclosure Schedule lists all of the Permits. All of the Permits are held by FAMAPE. The Permits constitute all material licenses, permits, registrations and approvals necessary to operate FAMAPE's Assets. FAMAPE is in material compliance with the terms of the Permits. Except as set forth on such schedule, the Companies have not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

         3.6 ABSENCE OFUNDISCLOSED LIABILITIES. FAMAPE represents and warrants that except for liabilities, obligations, Encumbrance or Security Interests disclosed in Part 3.6 of the Disclosure Scheduleor specifically identified as an undisclosed liability, obligation, Encumbrance or Security Interests on any othersection of the Disclosure Schedule, FAMAPE does not have any liabilities, obligations, Encumbrance or Security Interests of any kind whatsoever upon, related to or affecting FAMAPE's Assets (whether direct, indirect, accrued or contingent) and there is no existing condition or situation which could reasonably be expected to result in any such liabilities ,obligations, Encumbrance or Security Interests(hereinafter "Undisclosed Liabilities").

         3.7 GARCIA PROPERTY. FAMAPE represents and warrants that FAMAPE has acquired and paid the entire purchase price for the Garcia Property. Except as set forth in Part 3.7 of the Disclosure Schedule, FAMAPE has neither received nor has any knowledge of any other Person having received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments,re-zonings or other adverse claims affecting the Garcia Property and all improvements on the Garcia Property are in material compliance with all applicable Legal Requirements.

         3.8 TITLE. ENCUMBRANCES. FAMAPE represents and warrants that except as set forth on Part 3.8 of the Disclosure Schedule, FAMAPE owns all FAMAPE's Assets, which shall be free and clear of any and all Encumbrances or Security Interests.

         3.9   TAXES. The Companies represent and warrant that:

                  (a) Except as set forth on Part 3.9 (a) of the Disclosure Schedule, FAMAPE has (i) correctly prepared and timely filed all Tax Returns required to be filed by it in respect of any Taxes, (ii) timely and properly paid all Taxes that are due and payable, and no claim for unpaid Taxes has become a lien against FAMAPE's Assets, and
                       (iii) complied in all respects with applicable

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                       laws, rules and regulations relating to the payment and
                       withholding of Taxes.

                  (b) Except as set forth on Part 3.9 (b) of the Disclosure Schedule, no deficiency for any Taxes has been proposed, asserted or assessed against FAMAPE which has not been resolved and paid in full; FAMAPE has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and FAMAPE is not currently under audit for Taxes by any Government Body, nor is it aware of any pending or threatened audit.

                  (c) No Tax Returns with respect to FAMAPE for taxable periods ended on or after December 31, 1995, have been audited, and no Tax Returns of FAMAPE are currently the subject of audit by the Mexican Government or any representative. FAMAPE has filed all Tax Returns since December 31,1995.

                  (d) FAMAPE is not a party to any Tax allocation or sharing agreement and is not liable for the Taxes of any other person.

         3.10 COMPLIANCE WITH LEGAL REQUIREMENTS. The Companies represent and warrant that: FAMAPE has complied in all material respects with all Legal Requirements that are applicable to FAMAPE's Assets. Except as disclosed in Part 3.10 of the Disclosure Schedule, FAMAPE has not been Threatened to be charged with or given notice of any violation (which has not been cured); nor, to the Companies' Knowledge, FAMAPE is under investigation with respect to any violation of Legal Requirements applicable to the Business or FAMAPE's Assets.

         3.11 LEGAL PROCEEDINGS; ORDERS. The Companies represent and warrant that, except as set forth in Part 3.11 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Companies, Threatened against FAMAPE, including any that challenges or may have the effect of preventing or otherwise interfering with, any of the Contemplated Transactions, and there is no Order to which any of the FAMAPE is subject.

         3.12 OTHER CONTRACTS. The Companies represent and warrant that, except as disclosed in Part 3.12 (a) of the Disclosure Schedule, FAMAPE is not a Party to or bound by (i) any agreement evidencing Indebtedness; (ii) any joint venture, partnership or Other Contract involving a Sharing of liabilities by FAMAPE with any other Person; (iii) any Other Contract containing convenants that in any way purport to prevent or affect this Agreement;

         3.13 INSURANCE. FAMAPE represents and warrants that it maintains in full force and effect polices of fire and other casualty, liability, title and other forms of insurance covering FAMAPE's Assets, and the operation thereof, of the types

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               and with the amounts of coverage as are consistent with industry standard for comparable businesses. All such polices are in full force and effect, all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received by FAMAPE. Part 3.13 of the Disclosure Schedule lists all claims pending or for which coverage is disputed under any such insurance policy.

         3.14 ENVIRONMENTAL MATTERS. The Companies represent and warrant that except as set forth in Part 3.14 of the Disclosure Schedule:

                  (a) FAMAPE is, and at all times has been, in material compliance with applicable Environmental Laws. There are no pending or, to the Knowledge of the Companies, Threatened claims or Encumbrances arising under or pursuant to any Enviromnental Law.

                  (b) The Companies have no Knowledge of, nor have they received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged actual or potential liability with respect to Hazardous Materials.

                  (c) The Companies have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Garcia Property.

         3.15 INTANGIBLE AND TANGIBLE PROPERTY. FAMAPE represents and warrants that:

                  (a) Except as set forth Part 3.15 of the Disclosure Schedule, FAMAPE uses no Intangible Property in connection with the operation of the Business conducted in the Garcia Property and related to FAMAPE's Assets, except for the Permits, the Books and Records, and software programs listed as part of FAMAPE's Assets. All Intangible Property is owned by FAMAPE, and on or before the Closing will be owned by FAMAPE in order to be able to transfer such property to the Buyer.


                  (b) The Tangible Personal Property includes, without limitation, the assets referred in Exhibit A hereto. All Tangible Personal Property is owned by FAMAPE and on or before the Closing will be owned by FAMAPE, in order to be able to transfer such property to the Buyer.


         3.16 RELATIONSHIPS WITH AFFILIATES. The Companies represent and warrant that except as set forth on Part 3.16 of the Disclosure Schedule, neither CEMEX nor FLS, nor any other Related Person of the Companies has any claim or right

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               against FAMAPE's Assets. Part 3.16 of the Disclosure Schedule
               sets forth all arrangements or agreements between FAMAPE, on the one hand, and CEMEX, FLS or any Related Person of the Companies, on the other hand.

         3.17 BROKERS OR FINDERS. The Companies represent and warrant that they have not incurred in any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by the Companies at Closing.

         3.18  LABOR MATTERS. The Companies represent and warrant that:

                  (a) Except as set forth in Part 3.18 (a) of the Disclosure Schedule, (i) FAMAPE is not a party to or bound by, and its employees are not covered by any labor or collective bargaining agreement; (ii) the Companies have no Knowledge of any pening or threatened strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges or complaints, or arbitration arising out of a collective bargaining agreement, or other labor disputes against FAMAPE; since December 1, 1998, there has not been any such action or proceeding; (iii) the Companies have no Knowledge of any pending or Threatened complaints, charges or claims against FAMAPE with any Governmental Authority regarding the employment or termination of employment by FAMAPE of any individual;
                       (iv) no Knowledge of any union organization campaign is presently in progress.

                  (b) Part 3.18 (b) of the Disclosure Schedule lists the names of all present employees of FAMAPE, the total compensation payable to each which compensation has not increased since October 20, 2000, and vacation days for each (or pay in lieu thereof).

         3.19 BOOKS AND RECORDS. FAMAPE represents and warrants that the books of account, and other Books and records of the Business are complete and correct in all material respects and have been maintained in accordance with the Mexican accounting principles.

         3.20 ABSENCE OF CHANGES. FAMAPE represents and warrants that since December 31,1999, and except as set forth on Part 3.20 of the Disclosure Schedule, there has not been:

                  (i)  Any Material Adverse Effect; or

                  (ii) Any transaction by FAMAPE outside the Ordinary Course of
                       Business, exception made for the Permitted Transactions.

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         3.21  ASSETS NECESSARY FOR CONDUCT OF BUSINESS. FAMAPE's Assets are all
               of the assets and rights needed to conduct the Business as presently conducted.

         3.22  EQUIPMENT UNDER MAQUILA OR PITEX PROGRAM. Except as set forth in
               Schedule 3.22, FAMAPE represents and warrants that the Famape Assets arenot subject to or under any Maquila, Pitex or similar exportation program.

         3.23 INDEMNIFICATION IN CASE OF DISPOSSESSION. FAMAPE in this act informs and discloses to the Buyer and to Braden about the existence of a project for the construction of a thoroughfare service parallel to the main highway that, if performed, could affect the Garcia Property. Buyer and Braden waive the indemnification from the Companies in case of dispossession for such action since each has full knowledge of the risks that it implies, expressly accepting to submit to its consequences and to assume the responsibility over them, and consequently releases the Companies and its shareholders, representatives, and affiliates of all responsibility and obligation that could correspond to it after Closing. Other than the above project, the Companies have no knowledge of any action to be taken by any Governmental authority with respect to the Garcia Property.

         3.24 FAMAPE represents and warrants that FAMAPE is the legal owner of the Concession Title No. 2NVL104048/24ELGE97, issued on August 12, 1997 by the National Commission of Water ("CNA"), with an authorized annual consumption volume of 14,900.00 m3 for services purposes ("Water Concession Title") and of the Concession Title No. 2NVL102987/24EMGE96 issued on June 17, 1997 by the CNA for the discharge of residual water (the "Water Discharge Title") (jointly the "Concession Titles"), and further, FAMAPE represents and warrants that such Concession Titles can be assigned to Buyer with their authorized volumes and changed their uses for industrial purposes.

4.  REPRESENTATIONS AND WARRANTIES OF BRADEN AND BUYER.

         Braden and Buyer, jointly and severally, represent and warrant to the Companies as follows:


         4.1 ORGANIZATION AND GOOD STANDING. Buyer and Braden are corporations duly organized, validly existing, and in good standing under the laws of Mexico and State of Delaware. Buyer and Braden have delivered to FAMAPE true and complete copies of Buyer's articles of incorporation and bylaws, as currently in effect.


         4.2   AUTHORITY; NO CONFLICT.

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                  (a)  This Agreement has been duly and validly executed and delivery by Braden and Buyer and constitutes the legal, valid, and binding obligation of Braden and Buyer, enforceable against each in accordance with its terms except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Upon the execution and delivery by Braden and Buyer of the Closing Documents to which each is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Braden and Buyer, enforceable against each in accordance with their respectiveterms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Braden and Buyer have the power, and authority to execute and deliver this Agreement to each party and to perform their respective obligations thereunder. The execution and delivery of this Agreement have been authorized by the Board of Directors of Braden.

                  (b) Neither the execution and delivery of this Agreement by Braden or Buyer nor the consummation or performance of any of the Contemplated Transactions by Braden or Buyer will conflict with, violate or result in a breach of (i) any provision of Braden or Buyer's Organizational Documents, (ii) any Legal Requirement or Order to which Braden or Buyer may be bound. Braden and Buyer are not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 SOURCE OF FUNDS. The payment of the Purchase Price will be made by Buyer from funds obtained by Buyer in compliance with all applicable laws.

         4.4 CERTAIN PROCEEDINGS. There are no Proceedings pending, or to Braden's or Buyer's Knowledge, Threatened against the Buyer or Braden that challenges, or may have the effect of preventing, or otherwise interfering with any of the Contemplated Transactions.

         4.5 BROKERS OR FINDERS. Braden and Buyers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement that will not be paid by Buyer or Braden.


5.       COVENANTS OF FAMAPE OR THE COMPANIES AS THE CASE MAY BE.

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         5.1   ACCESS AND INVESTIGATION. Between the date of this Agreement and until the Closing Date, FAMAPE will and CEMEX and FLS will cause FAMAPE and its Representatives to afford Buyer and its Representatives, reasonable access during normal business hours to FAMAPE's Assets and FAMAPE's Books and Records, and other documents and data, and furnish Buyer and its Representatives with copies of the same, upon Braden or Buyer written request. Without limiting the generality of the foregoing, one day prior to Closing Date, Braden, Buyer and their Representatives shall have access to the Garcia Property in order to inspect and verify the conditions of FAMAPE's Assets and the accuracy of the Companies' representations and warranties concerning FAMAPE's Assets. Such verification and inspection shall not release the Companies from their obligations under this Agreement.

         5.2 OPERATION OF FAMAPE. Between the date of this Agreement and the Closing Date, FAMAPE shall,:

                  (a)  operate only the Permitted Transactions;
                  (b) use their Best Efforts to maintain FAMAPE's Assets in the conditions as they are as of the execution of this Agreement and maintain the relations and good will with suppliers and others, associated with the operation of the Business in the Garcia Property, in the understanding that FAMAPE will not be responsible for the damages caused to the FAMAPE's Assets as a result of an act or omission of Buyer's employees;
                  (c) confer on a regular and frequent basis with Buyer and its Representatives to discuss operational matters and the general status of ongoing operations;
                  (d) promptly notify Buyer of any material changes in the Business or FAMAPE's Assets; and
                  (e) perform the transactions contemplated by Section 2.5 hereof.

         5.3 NEGATIVE COVENANTS. Except as otherwise provided herein between the date of this Agreement and the Closing Date, FAMAPE shall not:

                  (a)  operate the Business, except for the Permitted
                       Transactions;
                  (b) acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any Person, whether by merger, purchase of assets, tender offer or otherwise related with the Business;
                  (c) Adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree of FAMAPE, except as authorized by Buyer;

                  (d) Incur any indebtedness for money borrowed or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances, or make any capital expenditures;

                  (e)  Sell, lease or dispose or any of FAMAPE's Assets.

                  (f) Agree in writing, or otherwise, to take any of the foregoing actions or any other actions which would make any representations or warranties of the Companies contained in this Agreement untrue or incorrect in any material respect as of the Closing Date.

         5.4 REQUIRED FILINGS AND CONSENTS. As promptly as practicable after the date of this Agreement, FAMAPE shall make all filings required by Legal Requirements to be made by FAMAPE in order to consummate the Contemplated Transactions and will obtain those certain Consents specifically identified on Disclosure Schedule
               5.4 hereof (the "Required Filings and Consents"). In addition, the Companies shall obtain before the expiration of the Escrow Agreement, the authorization from the CNA for the assignment of the Concessions Titles mentioned in Section 3.24 of this Agreement and shall obtain the change of use to be for industrial purposes, keeping the authorized consumption volume stated in
               Section 3.24. The Companies agree to hold Buyer harmless from any fines or cancellation of right to exploit the water under the Concession stated in 3.24 as a result of any action of any governmental authority or for any industrial use. In such cases, the Companies shall assume the responsibility to supply the Buyer's water requirements in the best possible way.


         5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Companies will promptly notify Buyer and Braden in writing if any of the Companies become aware of any fact or condition that causes or constitutes a materia breach of any of their representations and warranties as of the date of this Agreement, or if any of the Companies becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as the time of occurrence or discovery of such fact or condition. During the same period, the Companies will promptly notify Buyer and Braden of the occurrence of any material breach of any covenant of the Companies in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.


         5.6 NO NEGOTIATION. Until the earlier of the Closing or such time, if any, as this Agreement is terminated pursuant to Section 9, the Companies agree that neither of them, nor any of their Affiliates, will, nor will they permit respective

               Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries, or proposals from, any Person (other than Buyer, Braden or their Representatives) relating to or affecting any transaction involving the sale of FAMAPE's Assets.


         5.7 ENCUMBRANCES AND SECURITY INTERESTS. The Companies agree to pay, and cause FAMAPE to pay, all Indebtedness of FAMAPE which imposes any Encumbrances or Security Interest on FAMAPE's Assets and to obtain at or prior to the Closing and deliver to Buyer at the Closing, releases of any Encumbrances and Security Interest on FAMAPE's Assets.



         5.8 NON-COMPETITION. The Companies shall not compete with or assist others to compete with Braden and the Buyer directly or indirectly in the manufacturing of equipment and parts for in the electrical and power generation industries in Mexico for a term of five years after Closing. Buyer and Braden shall not compete with or assist others to compete with the Companies directly or indirectly in Mexico in the manufacturing of equipment and parts for use in the cement and mining industries for a term of five years after Closing.


         5.9 GARCIA PROPERTY. FAMAPE shall deliver to Buyer the Garcia Deed and all other instruments of transfer and all other related documents, if any, as may be necessary to evidence or perfect the sale, assignment and conveyance to Buyer of good title to the Garcia Property.


         5.10 FAMAPE'S EMPLOYEES. FAMAPE shall terminate in compliance with the applicable Labor Law, prior to December 22 2000 its labor relationship with all FAMAPE's employees and workers.



6.       COVENANTS OF BUYER AND BRADEN.


         6.1 REQUIRED APPROVALS. As promptly as practicable after the date this Agreement, Buyer and Braden will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.


         6.2 NOTIFICATION. Between the date of this Agreement and the Closing Date. Buyer will promptly notify the Companies in writing if Buyer or Braden becomes aware of any fact that causes or constitutes a breach of any of Buyer or Braden's representations and warranties as of the date of this Agreement, or if Buyer or Braden become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify of the occurrence of any breach of any covenant of Buyer in this
               Section 6 or of occurrence of any event that makes the satisfaction of the conditions in Section 8 impossible or unlikely.


         6.3 NO NEGOTIATION. Until the earlier of the Closing or such time, if any, as this Agreement is terminated pursuant to Section 9, Buyer and Braden agree that neither of them, nor any of their Affiliates, will, nor will they permit respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries, or proposals from, any Person (other than the Companies or their Representatives) relating to or affecting any transaction involving the sale of FAMAPE's Assets.






7.       CONDITIONS PRECEDENT TO BUYER'S AND BRADEN'S OBLIGATIONS TO CLOSE.

         Buyer's obligation to purchase FAMAPE's Assets and Buyer and Braden's obligations to take any other actions required to be taken by Buyer and/or Braden under this Agreement at the Closing is subject to satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Braden, in whole or in part):


         7.1 ACCURACY OF REPRESENTATIONS. Each of the Companies' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and subject to the changes needed by the Permitted Transactions, must be accurate in all material respects as of the Closing Date, and Buyer shall have received a certificate by the Companies, dated as of the Closing Date, as to such accuracy.


         7.2 THE COMPANIES' PERFORMANCE. The covenants and obligations that FAMAPE or the Companies are required to perform or to comply with pursuant to this Agreement at or Prior to the Closing must have been performed and complied with in all material respects, including, without limitation, the delivery of possession of FAMAPE's Assets, the release of any Security interest or Encumbrances on FAMAPE's Assets, the obtaining of the Required Filings and Consents, and Buyer shall have received a certificate of the Companies, dated as of the Closing Date, as to such compliance.

         7.3 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) a favorable opinion of counsel to the Companies dated on the Closing Date, to the effect set forth on Exhibit E;

                  (b) , the delivery by FAMAPE of FAMAPE's external auditors statement establishing that there is no Material Adverse Effect in the course of the Business of FAMAPE as of and for the ten months ended October 2000 (the "Most Recent Fiscal Month End");

                  (c)  the deliveries required from each of the Companies in
                       Section 2.5; and

                  (d) such other documents as Buyer or Braden may reasonably request (including but not limited to the issuance of invoices) for the purpose of (i) evidencing the satisfaction of any condition referred to this Section 7, or (ii) otherwise facilitating the consummation of performance of any of the Contemplated Transactions.


         7.4 NO PROCEEDING. Since the date of this Agreement, there must not have been commenced, pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or FAMAPE's Assets, (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against the Companies or FAMAPE's Assets.


         7.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or Order that prohibits or restricts the consummation of the Contemplated Transactions.


         7.6 ABSENCE OF MATERIAL ADVERSE EFFECT. Since the date hereof, there will not have been any Material_Adverse Effect.


         7.7 COMPLETION OF THE TERMINATION PROCESS. On or before the Closing Date, the Termination Process shall have been completed and the FAMAPE shall be the owner of all FAMAPE's Assets, free and clear of all Security Interests and Encumbrances, in order to be able to transfer all FAMAPE's Assets to the Buyer.


         7.8 DUE DILIGENCE. On or before the Closing Date, the due diligence process has been completed to Braden and Buyer's satisfaction.


         7.9 EXISTANCE OF FAMAPE'S ASSETS. That FAMAPE's Assets do not have any Encumbrance or Security Interests of any kind, do effectively exist and have their corresponding invoice issued on behalf of FAMAPE and that all FAMAPE's Assets have their proper documentation and all applicable importation taxes have been paid, as the case may be.




         7.10  FINANCING. That adequate financing from a bank is obtained.


         7.11 BOARD OF DIRECTORS' APPROVAL. That the execution of the Closing Documents t be approved by Braden's Board of Directors.





8.       CONDITONS PRECEDENT TO THE COMPANIES' OBLIGATIONS TO CLOSE.

FAMAPE's obligations to sell FAMAPE's Assets and the Companies' obligations to take the actions required to be taken by such Parties at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Companies in whole or in part).


         8.1 ACCURACY OF REPRESENTATIONS. Braden and Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing date as if made on the Closing Date, and FAMAPE shall have received a certificate of an executive officer of Buyer and Braden, dated as of the Closing Date, as to such accuracy.


         8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer and Braden are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and FAMAPE shall have received a certificate of an executive officer of Buyer and Braden, dated as of the Closing date, as to such compliance.


         8.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to FAMAPE or the Companies, as applicable:

                  (a) a favorable opinion of counsel to Buyer dated on the Closing Date, to the effect set forth in Exhibit F;

                  (b)  the deliveries required from Buyer in Section 2.5; and

                  (c) such other documents as Companies may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to this

                       Section 8, or (ii) otherwise facilitating the consummation of performance of any of the Contemplated Transactions.


         8.4 PURCHASE PRICE. Buyer shall have paid the Purchase Price minus the Escrowed Amount.


         8.5 ESCROWED AMOUNT. FAMAPE shall have received in escrow the Escrowed Amount on the Closing Date.


9.       TERMINATION


         9.1 TERMINATION WITH NOTICE, This Agreement may, by notice given prior to or at the Closing, be terminated by mutual written consent of all the Parties.


         9.2 AUTOMATIC TERMINATION, Without any responsibility of the parties herein, this Agreement shall automatically terminate as of midnight, January 31, 2001, if the Closing has not occurred, unless otherwise agreed by the parties in writing.


         9.3 EFFECT OF TERMINATION. Buyer or Brader's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to
               Section 9.1 and 9.2, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.2 will survive.


10.      INDEMNIFICATION; REMEDIES.


         10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANIES. The Companies will, jointly and severally, indemnify and hold harmless Buyer and Braden, their stockholders, controlling Persons, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expenses (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damage"), arising from :

                  (a) any breach of any representation or warranty made by the Companies or in any of them in this Agreement, the Exhibits, the Disclosure Schedule, or any other certificate or document delivered by any of them, pursuant to this Agreement;.

                  (b) any breach by the Companies or any of them, of any covenant or obligation in this Agreement or in any certificate or document delivered by any of them, pursuant to this Agreement; and

                  (c) Any liabilities with respect to the FAMAPE Assets or operation of the Business derived as a result of an act or omission occurred on or before the Closing Date including, without limitations, the following:


                  (i) any liabilities for or with respect to any FAMAPE employees and workers, including without limitation, employee salaries, benefits, severance payments and any matter relating to the operation or ownership of the Business derived as a result of an act, event or omission occurred on or before the Closing Date;

                  (ii) any liabilities concerning the Environment and Environmental matters derived as a result of an act, event or omission occurred on or before the Closing Date, with respect to the Garcia Property and the rest of FAMAPE's Assets; and

                  (iii) any liabilities concerning Tax matters derived as a result of an act, event or omission occurred in connection with the Business conducted in the Garcia Property and with FAMAPE's Assets, occurred on or before the Closing Date.

                  (d) any liabilities concerning any Material Adverse Effect that affects the possession of the FAMAPE's Assets, as a result a claim by a third party provided such claim is based upon a right or title acquired prior to the Closing.


         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BRADEN AND BUYER. Braden and Buyer will, jointly and severally, indemnify and hold harmless the Companies and their stockholders, controlling Persons and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage and expenses (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (Contract:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement; and

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.


         10.3  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

                  (a)  Promptly after receipt by an Indemnified Person under
                       Section 10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

                  (b) If any claim referred to in Section 10.3 (a) is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Party of the commencement of a proceeding with respect to such claim (a "Proceeding"), the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 10 for any fees of other counsel (other than in the circumstances provided above) or any other expenses with respect to the defense of such Proceeding. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3 (c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person and will be liable for all expenses if it wrongfully failed to assume such defense.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying

                       Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) or delayed.


         10.4 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.


         10.5 SURVIVAL/LIMITATIONS. The Parties hereto agree that the representations, warranties and covenants contained herein shall survive to the extent of the statute of limitations provided under Mexican Law. In no event shall the obligation to indemnify the Seller Indemnified Persons and the Buyer Indemnified Persons for Damages pursuant to Section 10.1 (a) or (b) and 10.2 (a) or
               (b) hereof exceed the Purchase Price.


         10.6 EXCLUSIVE REMEDY. After the Closing indemnification provisions in this Section 10 are the exclusive remedies of the Parties for any breach of a representation warranty or covenant contained herein.


11.      GENERAL PROVISIONS


         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.


         11.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement of the Contemplated Transactions will be issued, if at all, only if and after the Parties agree in writing, provided that nothing contained herein shall prevent any Party from at any time furnishing information required by a Governmental Body or making any disclosures required by applicable Legal Requirements. Unless consented to by Buyer and Braden in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

         11.3 NOTICES. All notices, consents, waivers, and other communication under this Agreement must be in writing and will be deemed to have been duly given when

                  (a) delivered by hand (with written confirmation of receipt),
                  (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers, as a Party may designate by notice to the other Parties):

If to the Braden and/or Buyer:

Braden Manufacturing L.L.C.
5199 N. Mingo Road
Tulsa, Ok. 74117
Attn: Jack Silver
Telephone No.:  (918) 272-53-71
Facsmile No.:  (918) 274-23-78

With a copy to:

     Santos, Elizondo, Cantu, Rivera
     , Gonzalez, De la Garza, S.C.
     Edificio Losoles Desp. B-33
     Av. Lazaro Cardenas 2400 Pte.
     Apartado Postal 497
     San Pedro Garza Garcia, N.L. 66220
     Attention:   Carlos de la Garza Santos, Esq.
     Telephone No.:  (528) 363-3340
     Facsimile No.:  (528) 363-3684

If to CEMEX, to:
Cemex, S.A. de C.V.
Ave. Constituci6n 444 Pte.
Monterrey, N.L. CP 64,000
att: Ing. Roberto Herrera Ritte

With a copy to:
Lic. Raul Salinas Tijerina:
Cemex, S.A. de C.V.
Ave. Constitucion 444 Pte.
Monterrey, N.L. CP 64,000

If to FLS,    to:

to F.L.Smidth & Co A/S
Vigerslev Alle 77,
DK-2500 Valby
Copenhagen,
Denmark
att: S -- ren Iversen
Telephone No.:  (45) 36 18 10 00
Facsmile No.:  (45) 36 30 18 20

With copy to:

F.L.Smidth-Fuller Mecxico S.A. de C.V.
San Alberto 406
Residencial Santa Barbara
Garza Garcia, N.L. 66260
Mexico
att: Mr. Andreas Asmussen
Telephone No.:  (52) 83 63 31 50
Facsmile No.:  (52) 83 63 34 21


         11.4 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, all at the sole cost and expense of the requesting Parties (unless the requesting Parties are entitled to indemnification therefor under
               Section 10).


         11.5 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege.


         11.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in, or executed in connection with, this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.


         11.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Except as otherwise expressly provided for herein, no Party may assign any of its rights under this

               Agreement without the prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate of Braden or Buyer or their financing sources by way of security to any person appointed to enforce such security or any person in connection with such enforcement. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, their successors, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.


         11.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


         11.9 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer pursuant to this Agreement shall be maintained open for inspection by the same at any time during regular business hours upon reasonable notice for a period of one (1) months (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, the Companies, at their expense, may make such copies thereof as it may reasonably be required (subject in each case to the Companies' obligations to maintain the confidentiality of such Books and Records). Nothing contained in this Section 11.09 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a Party or to which it or its assets are subject.


         11.10 HEADINGS: CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.


         11.11 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the applicable laws of the State of Nuevo Leon, Mexico. The Parties hereto agree to submit exclusively to the jurisdiction of the courts residing in the Municipality of Monterrey, Nuevo Leon, Mexico, any dispute or controversy arising out of or relating to this Agreement.

         11.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


         11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


         11.14 LANGUAGE. This Agreement will be signed in English and Spanish. In case of any controversy or any dispute, the Spanish version shall prevail.

      IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.

                                  Cemex, S.A. de C.V.



                                  By:      /s/Ing. Armando J. Garcia Segovia
                                  Title:   Director of General Development


                                  F.L. SMIDTH & Co. A/S.



                                  By:      /s/Richart Fangel
                                  Title:   Attorney in fact


                                  Fabricacion de Maquinaria Pesada, S.A. de C.V.



                                  By:      /s/Ing. Roberto Herrera Ritte
                                  Title:   Apoderado


                                  Braden Manufacturing, L.L.C.



                                  By:      /s/Jack Silver
                                  Title:   Vice President of Administration


                                  Braden Manufacturing, S.A. de C.V.

                                  By:      /s/Jack Silver
                                  Title:   Attorney in Fact